Exhibit 99.1

Unusual Machines Receives Initial Order from Performance Drone Works for $3.75 Million as Part of a Strategic Supplier Relationship

ORLANDO, FLORIDA / ACCESS Newswire / December 22, 2025 — Unusual Machines today announced it has received a purchase order from Performance Drone Works (PDW) valued at $3.75 million to support the scaling of PDW’s AM-FPV program and investment in America’s sUAS supply base.

“PDW is an impressive company building mission-focused drone platforms in the U.S. We’re pleased they have chosen to work with us as a strategic supplier in strengthening the domestic drone infrastructure,” said Allan Evans, CEO of Unusual Machines. “This order reflects the progress we’ve made in building a domestic manufacturing base for critical drone components aligned with national priorities.”

“We are making a big investment in compliant FPV inventory as we scale to meet demand. This partnership provides critical components, at speed, right here at home,” said Ryan Gury, CEO and Co-founder of PDW.

The PDW order follows the Company’s recent investments in U.S.-based manufacturing, including domestic motor production and dedicated space to support headset assembly and future production activities.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information, please visit unusualmachines.com.

Investor Contact:

CS Investor Relations

investors@unusualmachines.com

Media Contact:

media@unusualmachines.com

About Performance Drone Works

PDW is a Huntsville, Alabama–based defense technology company and leading manufacturer of combat robotics deployed by customers across every branch of the United States military. In August 2025, PDW opened Drone Factory 01, a 90,000 square foot manufacturing facility purpose-built to support rapid iteration and full-rate production of the C100 multi-mission unmanned aircraft system and the AM-FPV attritable munition. In September 2025, PDW received a $20.9 million award from the U.S. Army to supply C100 UAS and Multi-Mission Payloads in support of the Army’s Transformation in Contact initiative, marking the third C100 contract under the Company Direct Requirement for Medium Range Reconnaissance.

Contact:

press@pdw.ai t